News

EXHIBIT 99.1

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ  07645

Investor contact:  William J. Moss

Vice President, Treasurer

(201) 571-4019

Press contact:  Lauren La Bruno

Senior Director, Public Relations

(201) 571-4495

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES
RESULTS FOR ITS THIRD QUARTER ENDED NOVEMBER 29, 2008

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COMPANY REPORTS ADJUSTED EBITDA OF $78 MILLION

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PATHMARK INTEGRATION COMPLETE AND SYNERGY REALIZATION ON TRACK

MONTVALE, NJ – January 8, 2009 – The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced fiscal 2008 third quarter and year to date results for the 12 and 40 weeks ended November 29, 2008.

Eric Claus, President and Chief Executive Officer, stated, “I am pleased with the Company’s solid performance in the quarter. Changes in our merchandising, pricing and promotional strategies have been successful in meeting the financially strained budgets of our customers in these difficult economic times.  Our distinct formats continue to succeed as evidenced by the strong performance of our Fresh, Gourmet and Discount businesses and the improved performance of Price Impact during the quarter, as we completed the integration and transition of this business.  At the end of the quarter, our annual synergy run rate totaled $140 million and we expect to achieve the $150 million target by year end.”

Sales for the third quarter were $2.1 billion versus $1.3 billion last year. Comparable store sales increased 1.9% for A&P and decreased 0.5 % for Pathmark, when measured during the same period.

For the third quarter, excluding non-operating items, adjusted EBITDA was $78.0 million versus $20.5 million last year. Adjusted income from operations was $17.4 million versus an adjusted loss from operations of $12.1 million in last year’s third quarter. The current quarter results include $30 million of integration synergies. The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.

For the third quarter, reported loss from continuing operations was $3.0 million compared to income of $73.1 million last year, which included a $106.1 million gain from the sale of Metro, Inc. shares.  Prior year’s results exclude the results of Pathmark prior to the date of acquisition.

Sales for the 40 weeks year to date were $7.2 billion versus $4.2 billion in 2007.  Comparable store sales increased 2.7% for A&P and 2.0 % for Pathmark, when measured during the same period.

For the year to date, excluding non-operating items, adjusted EBITDA was $241.2 million versus $87.2 million last year. Adjusted income from operations was $39.9 million versus an adjusted loss from operations of $26.8 million last year. The current year to date results include $77.6 million of integration synergies. The non-operating items excluded from adjusted income from operations are listed on Schedule 3 of the press release and adjusted EBITDA is reconciled to net cash from operating activities on Schedule 4.

Reported loss from continuing operations for the year to date was $2.8 million compared to income of $131.5 million for 2007, which included a gain of $184.5 million from the sale of Metro Inc. shares. Prior year’s results exclude the results of Pathmark prior to the date of acquisition.

Christian Haub, Executive Chairman of the Board, said, “Despite the challenging economic environment, we delivered strong results in our 3rd quarter with solid sales and year-over-year earnings improvement.  We completed the integration of the Pathmark acquisition and look forward to future rewards of this strategic decision.

Clearly the US retail market is facing one of the most difficult years in 2009. Our strong strategic position in the Northeast and our successful format strategy prepare us for the challenges ahead and I remain confident in the longer-term prospects of the new A&P, as we celebrate our historic 150th Anniversary this year.”

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Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 444 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 11:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s third quarter financial results. The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com.  Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available through midnight on February 5, 2009.

Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measures “Adjusted income (loss) from operations”, “EBITDA” and “adjusted ongoing operating EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted income (loss) from operations is defined as income (loss) from operations adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  EBITDA is defined as earnings before interest expense, interest and dividend income, taxes, depreciation, amortization, non-operating income, equity in earnings of Metro, Inc., discontinued operations, and the (loss) gain on the sale of A&P Canada. Adjusted ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business.  The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Adjusted ongoing, operating EBITDA is reconciled to Net Cash used in Operating Activities on Schedule 4 of this release.

This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers; the failure to successfully integrate Pathmark’s business and operations and realize synergies in the expected time frame.

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The Great Atlantic & Pacific Tea Company, Inc.

Schedule 1 - GAAP Earnings for the 12 and 40 weeks ended November 29, 2008 and December 1, 2007

(Unaudited)

(In thousands, except share amounts and store data)

	12 Weeks Ended		40 Weeks Ended
	November 29, 2008	December 1, 2007	November 29, 2008	December 1, 2007

Sales	$2,120,954	$1,251,123	$7,226,255	$4,204,630
Cost of merchandise sold	(1,460,569)	(869,448)	(5,030,741)	(2,901,336)
Gross margin	660,385	381,675	2,195,514	1,303,294
Store operating, general and administrative expense	(648,476)	(402,808)	(2,193,037)	(1,323,411)
Income (loss) from operations	11,909	(21,133)	2,477	(20,117)
Gain on sale of Canadian operations	-	495	-	209
Gain on disposition of Metro, Inc.	-	106,063	-	184,451
Nonoperating income	22,777	-	114,269	-
Interest expense	(36,727)	(14,499)	(116,621)	(48,806)
Interest and dividend income	86	3,910	553	12,231
Equity in earnings of Metro, Inc.	-	-	-	7,869
(Loss) income from continuing operations before income taxes	(1,955)	74,836	678	135,837
Provision for income taxes	(1,038)	(1,754)	(3,460)	(4,288)
(Loss) income from continuing operations	(2,993)	73,082	(2,782)	131,549
Discontinued operations:
Loss from operations of discontinued businesses, net of tax	(12,466)	(13,540)	(30,624)	(179,667)
Gain (loss) on disposal of discontinued businesses, net of tax	1,831	(2,235)	4,653	(51,039)
Loss from discontinued operations	(10,635)	(15,775)	(25,971)	(230,706)
Net (loss) income	$(13,628)	$57,307	$(28,753)	$(99,157)

Net (loss) income per share - basic:
Continuing operations	$(0.06)	$1.74	$(0.05)	$3.14
Discontinued operations	(0.20)	(0.38)	(0.52)	(5.51)
Net (loss) income per share - basic	$(0.26)	$1.36	$(0.57)	$(2.37)

Net (loss) income per share - diluted:
Continuing operations	$(1.35)	$1.73	$(2.33)	$3.11
Discontinued operations	(0.26)	(0.38)	(0.46)	(5.45)
Net (loss) income per share - diluted	$(1.61)	$1.35	$(2.79)	$(2.34)

Weighted average common shares outstanding - basic	52,391,948	41,961,253	50,362,875	41,888,969
Weighted average common shares outstanding - diluted	41,462,695	42,363,903	56,190,659	42,306,348

Gross margin rate	31.14%	30.51%	30.38%	31.00%
Store operating, general and administrative expense rate	30.57%	32.20%	30.35%	31.48%

A&P depreciation and amortization	$60,538	$32,654	$201,362	$122,614

Number of stores operated at end of quarter	444	322	444	322

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 2 - Condensed Balance Sheet Data

(Unaudited)

(In millions, except per share and store data)

	November 29, 2008	February 23, 2008

Cash and short-term investments	$161	$101

Other current assets	796	783

Total current assets	957	884

Property-net	1,785	1,901

Other assets	969	859

Total assets	$3,711	$3,644

Total current liabilities	$722	$772

Total non-current liabilities	2,537	2,454

Stockholders' equity	452	418

Total liabilities and stockholders' equity	$3,711	$3,644

Other Statistical Data

Total Debt and Capital Leases	$1,140	$940
Total Long Term Real Estate Liabilities	346	346
Temporary Excess Cash and Investments
and Marketable Securities	(57)	(25)
Net Debt	$1,429	$1,261

Total Retail Square Footage (in thousands)	18,650	18,813

Book Value Per Share	$7.84	$7.32

	For the 40 weeks ended November 29, 2008	For the 40 weeks ended December 1, 2007

Capital Expenditures	$86	$98

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 3 - Reconciliation of GAAP (Loss) Income from Operations to Adjusted (Loss) Income from Operations for the 12 and 40  weeks ended November 29, 2008 and December 1, 2007

(Unaudited)

(In thousands)

	12 Weeks Ended		40 Weeks Ended
	November 29,	December 1,	November 29,	December 1,
	2008	2007	2008	2007

As reported income (loss) from operations	$11,909	$(21,133)	$2,477	$(20,117)
Adjustments:
Net restructuring costs	-	168	440	4,420
Pathmark acquisition	4,274	4,392	26,404	6,761
Real estate related activity	1,720	4,449	8,080	(12,037)
Benefit related costs	481	-	481	-
Visa/Mastercard lawsuit settlement	(2,230)	-	(2,230)	-
LIFO provision	1,269	-	4,231	-
IT services agreement with Metro, Inc.	-	(16)	-	(5,792)
Total adjustments	5,514	8,993	37,406	(6,648)
Adjusted Northeast income (loss) from operations	$17,423	$(12,140)	$39,883	$(26,765)

Northeast depreciation and amortization	$60,538	$32,654	$201,362	$113,977
Discontinued operations depreciation and amortization	-	-	-	8,637
Total A&P depreciation and amortization	$60,538	$32,654	$201,362	$122,614

The Great Atlantic & Pacific Tea Company, Inc.

Schedule 4 - Reconciliation of GAAP Net Cash (Used In) Provided By Operating Activities to Adjusted EBITDA

for the 12 and 40 weeks ended November 29, 2008 and December 1, 2007

(Unaudited)

(In thousands)

	12 Weeks Ended		40 Weeks Ended
	November 29,	December 1,	November 29,	December 1,
	2008	2007	2008	2007

Net cash used in operating activities	$(17,390)	$(27,259)	$(48,214)	$(25,260)
Adjustments to calculate EBITDA:
Depreciation and amortization on discontinued operations	-	-	-	(8,637)
Net interest expense	36,641	10,589	116,068	36,575
Asset disposition initiatives	(4,906)	(141,407)	(9,824)	(120,422)
Long lived asset impairment charges	(882)	(2,437)	(2,667)	(3,551)
(Loss) gain on disposal of owned property	(79)	(1,293)	362	(2,514)
Loss from operations of discontinued operations	12,466	13,540	30,624	179,667
Provision for income taxes	1,038	1,754	3,460	4,288
Other share based awards	3,363	(1,978)	(3,642)	(7,282)
Working capital changes
Accounts receivable	(12,953)	1,089	2,634	(31,915)
Inventories	28,492	(1,181)	49,116	(72,741)
Prepaid expenses and other current assets	(16,371)	3,435	2,627	14,230
Accounts payable	28,758	(2,304)	(21,710)	27,285
Accrued salaries, wages, benefits and taxes	6,665	36,685	30,323	52,836
Other accruals	10,069	14,506	1,939	5,544
Other assets	2,747	(5,893)	11,766	3,131
Other non-current liabilities	(2,414)	112,568	49,042	42,559
Other, net	(2,797)	1,107	(8,065)	67
Total A&P EBITDA	72,447	11,521	203,839	93,860
Adjustments:
Net restructuring costs	-	168	440	4,420
Pathmark acquisition	4,274	4,392	26,404	6,761
Real estate related activity	1,720	4,449	8,080	(12,037)
Benefit related costs	481	-	481	-
Visa/Mastercard lawsuit settlement	(2,230)	-	(2,230)	-
LIFO provision	1,269	-	4,231	-
IT services agreement with Metro, Inc.	-	(16)	-	(5,792)
Total adjustments	5,514	8,993	37,406	(6,648)
Adjusted A&P ongoing operating EBITDA	$77,961	$20,514	$241,245	$87,212